Exhibit 99.1

Contact:	Matthew Skelly
Vice President, Investor Relations
(215) 832-4120
(215) 546-5692 (fax)

ATLAS PIPELINE PARTNERS, L.P.

REPORTS THIRD QUARTER 2010 RESULTS

Philadelphia, PA, November 8, 2010 – Atlas Pipeline Partners, L.P. (NYSE: APL) (“APL” or the “Partnership”) today reported adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”), a non-GAAP measure, of $48.4 million in the third quarter of 2010, an increase of 56% as compared to $31.0 million in the third quarter of 2009. Net income was $288.5 million for the third quarter of 2010, including a gain on the sale of the Elk City/Sweetwater system of $311.5 million, compared with a net loss of $12.3 million for the prior year third quarter. Adjusted EBITDA was higher compared to the third quarter of last year primarily due to higher realized natural gas liquids (“NGL”) and condensate prices in the current quarter. Adjusted EBITDA excludes gains and losses from asset sales outside the ordinary course of business, option premium expense and non-cash items that impact net income. The Partnership believes this measure provides a more accurate comparison of the operating results for the periods presented.

Distributable Cash Flow, a non-GAAP measure, was $21.5 million for the third quarter of 2010, a $24.7 million increase compared to the third quarter of 2009. The increase was attributed to higher Adjusted EBITDA along with lower cash interest expense. Distributable Cash Flow per average common limited partner unit for the quarter was $0.40, or approximately $1.60 annualized. On October 18, 2010, the Partnership declared a distribution for the third quarter of 2010 of $0.35 per common limited partner unit to holders of record on November 8, 2010, and payable on November 12, 2010. This distribution represents Distributable Cash Flow coverage of 1.1x for the third quarter of 2010 and 1.2x pro forma for the Elk City transaction assuming effective July 1, 2010. A reconciliation of non-GAAP measures, including Adjusted EBITDA and Distributable Cash Flow, is provided within the financial tables of this release.

“We are pleased to report solid results for the third-quarter of this year. We have had consistent, organic growth across all of our systems, especially within our most abundant liquid-rich plays in the Mid-Continent. We continue to experience increased drilling in all of our areas affording us opportunities to manage our operating capacity in 2011. In addition to our positive organic growth, we have made meaningful financial improvements to the business during the quarter. Upon the successful closing of the sale of our Elk City system, we have transformed the balance sheet of the company to a position of strength and flexibility. Relative to the industry, we now have significant liquidity and are operating at lower leverage than many of our peers. We now look forward to capitalizing on projects and opportunities in the future that complement our current business and increase value for our stakeholders. Finally, we are very pleased to reinstate the distribution this quarter at $0.35 per common unit. This positive development, a quarter earlier than anticipated, allows us to resume a sustainable distribution that we expect to grow through 2011 and beyond,” stated Eugene Dubay, Chief Executive Officer of the Partnership.

On September 17, 2010, the Partnership announced it completed the sale of the Elk City/Sweetwater system to Enbridge Energy Partners, L.P. (NYSE: EEP) for $682 million in cash, excluding working capital adjustments and transactions costs. The Partnership utilized the proceeds from this transaction to repay its senior secured term loan and a significant portion of its revolving credit facility. A pro forma presentation of the Partnership’s third quarter 2010 Adjusted EBITDA and Distributable Cash Flow, assuming this transaction had occurred on July 1, 2010 is as follows (in thousands):

	Three Months Ended September 30, 2010	Elk City Disposition Adjustments		Pro Forma Elk City
Adjusted EBITDA	$48,378	$(10,434	)(1)	$37,944
Interest expense	(27,446)	10,447	(2)	(16,999)
Amortization of deferred financing costs	5,906	—		5,906
Preferred unit dividends	(240)	—		(240)
Maintenance capital expenditures	(2,595)	—		(2,595)
Premiums paid for derivative instruments	(2,003)	—		(2,003)
Interest expense and maintenance capital expenditures of discontinued operations	(498)	498	(3)	—

Distributable Cash Flow	$21,502	$511		$22,013

Distributable Cash Flow per common unit	$0.40	$0.01		$0.41
Distribution declared	$0.35			$0.35
Distributable Cash Flow coverage	1.1x			1.2x

(1)	To deduct Adjusted EBITDA related to the operation of the Elk City assets for the three months ended September 30, 2010.
(2)	To reflect the adjustment to interest expense if the Partnership’s repayment of $682.0 million of its senior secured credit facility borrowings from the proceeds of the sale of Elk City had occurred on July 1, 2010.
(3)	To deduct maintenance capital expenditures and interest expense related to the Elk City assets for the three months ended September 30, 2010.

*    *    *

Capitalization, Liquidity and Hedging

The Partnership had total liquidity (cash plus available capacity on its revolving credit facility) of $363.0 million as of September 30, 2010, up $318.1 million from December 31, 2009. Total debt outstanding was reduced to $507.9 million at September 30, 2010, from $1,254.2 million at December 31, 2009, a decrease of $746.3 million.

The $507.9 million of total debt includes $495.1 million of 8 1/8% and 8 3/4% senior unsecured notes that mature in 2015 and 2018, respectively, $12.0 million of outstanding borrowings under its $380.0 million revolving credit facility that matures in 2013, as well as other debt totaling $0.8 million. The Partnership had $362.9 million of available capacity under its revolving credit facility as of September 30, 2010.

The Partnership continues to enhance its risk management portfolio. Recently, the Partnership entered into additional ethane and propane swaps for the fourth quarter 2010 and the first and second quarter of 2011. As of November 8, 2010, the Partnership has natural gas liquids and condensate hedges in place for the remainder of 2010 and into 2011. As of November 8, 2010, the Partnership has price hedges in place for approximately 56% of margin value for the fourth quarter of 2010; and approximately 54% for the first half of 2011. Counterparties to the Partnership’s risk management activities consist primarily of investment grade commercial banks that are lenders under the Partnership’s credit facilities, or affiliates of such banks.

*    *    *

Operating Results

Gross margin was $47.2 million for the third quarter 2010, compared to $44.8 million for the prior year period. Gross margin includes total revenues and other income (or loss) less natural gas and liquids expense. The increase in gross margin was primarily due to increased commodity prices, along with increased volumes on the Midkiff/Benedum and Velma systems, partially offset by lower production volumes on our Chaney Dell system. Year-over-year volume increases on Midkiff/Benedum are a direct result of the completion of the Partnership’s Consolidator Plant to support additional development drilling in the Permian Basin. Compared to the third quarter of 2009, volumes on Chaney Dell are lower due to decreased producer drilling activity in these areas for much of last year, which was primarily driven by lower commodity prices. Volumes on the Velma system increased during the current quarter due to production added on the new Madill to Velma gathering system. Compared to the second quarter of 2010, volumes have increased on all of the Partnership’s systems.

Midkiff/Benedum

The Midkiff/Benedum system’s average natural gas processed volume was 171.0 million cubic feet per day (“Mmcfd”) for the third quarter 2010, compared with 152.3 Mmcfd for the prior year comparable quarter. Average gross NGL production volumes increased to 28,557 barrels per day (“bpd”), up 43.3% when compared to the prior year comparable quarter. Increased volumes are primarily due to the completion of the new Consolidator Plant, which processes gas in the growing Spraberry and Wolfberry Trends. The plant offers increased capacity and higher ethane and propane recoveries over the legacy facility. The Partnership expects volumes on this system to continue to increase as its partner, Pioneer Natural Resources Company (NYSE: PXD), continues to pursue its 440 well drilling plan for 2010 and 700 wells in 2011. The Partnership is also seeing significant growth in natural gas volumes from other producers in the Spraberry and Wolfberry Trends.

Chaney Dell

The Chaney Dell system had average NGL production of 11,561 bpd, which represents a 13.6% reduction for the third quarter 2010 from the prior year comparable period. NGL production was lower because of ethane rejection for approximately one month during the current quarter. Gathered volumes were lower in the third quarter 2010 due to decreased drilling in western Oklahoma, however processed volumes were 211.5 Mmcfd, or 4.5% higher than the comparable quarter last year. The Partnership completed the Woolsey expansion of its Chaney Dell system into Kansas during June 2010, on-time and on-budget, and experienced a 22.2% increase in processed gas volumes compared to second quarter 2010 due to this project and the completion of a planned turn-around during second quarter 2010. The Partnership expects volumes to continue to increase in the fourth quarter 2010 as volumes from Kansas continue to be added to the system.

Velma

The Velma system’s average natural gas processed volume was 84.3 Mmcfd for the third quarter 2010, an increase of approximately 7.0% compared with the prior year comparable quarter. The increase is primarily due to new production gathered on the Madill to Velma pipeline system. Gathered volumes were up 8.8 Mmcfd, or 10.8% compared to the same quarter last year. Average NGL production increased to 10,231, up approximately 14.7%, compared to 8,922 bpd for the prior year third quarter due to the increased processed volumes.

Appalachia

Volumes on the Laurel Mountain system averaged 114.9 Mmcfd during the third quarter 2010, up 19.3% compared to the third quarter 2009.

*    *    *

Corporate and Other

General and administrative expense, net of non-cash compensation, decreased 19.5% to $6.8 million for the third quarter 2010, compared with $8.5 million for the prior year comparable period. The decrease is attributable to continued focus in costs and efficiencies reflective of our operating strategy.

Depreciation and amortization expense was $18.6 million for the third quarter 2010, up 3.9%, compared with $17.9 million for the prior year comparable quarter. Depreciation in the Mid-Continent increased primarily from expansion capital expenditures incurred subsequent to September 30, 2009.

Net of deferred financing costs, interest expense decreased to $21.5 million for the third quarter 2010, down 18.9%, as compared with $26.5 million for the prior year. This decrease was primarily due to a $735.2 million reduction in debt outstanding since September 30, 2009.

*    *    *

Interested parties are invited to access the live webcast of an investor call with management regarding the Partnership’s third quarter 2010 results on Tuesday, November 9, 2010 at 11:00 am ET by going to the Investor Relations section of the Partnership’s website at www.atlaspipeline.com. An audio replay of the conference call will also be available beginning at 2:00 pm ET on Tuesday, November 9, 2010. To access the replay, dial 1-888-286-8010 and enter conference code 51004679.

Atlas Pipeline Partners, L.P. (NYSE: APL) is active in the gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, southern Kansas, and northern and western Texas, APL owns and operates five active gas processing plants as well as approximately 8,300 miles of active intrastate gas gathering pipeline. For more information, visit the Partnership’s website at www.atlaspipeline.com or contact IR@atlaspipeline.com.

Atlas Pipeline Holdings, L.P. (NYSE: AHD) is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 1.9% general partner interest, all the incentive distribution rights and approximately 5.8 million common limited partner units of Atlas Pipeline Partners, L.P.

Atlas Energy, Inc. (NASDAQ: ATLS) is one of the largest independent natural gas producers in the Appalachian and Michigan Basins, and a leading producer in the Marcellus Shale in Pennsylvania. Atlas Energy is also the country’s largest sponsor and manager of tax-advantaged energy investment partnerships. Atlas Energy controls and has a substantial economic interest in Atlas Pipeline Partners, L.P. (NYSE: APL) and Atlas Pipeline Holdings, L.P. (NYSE: AHD). For more information, please visit www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Partners, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Atlas Pipeline does not undertake any duty to update any forward-looking statement except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in commodity process and local or national economic conditions and other risks detailed from time to time in Atlas Pipeline’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Financial Summary(1)

(unaudited; in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009(2)	2010	2009(2)
Revenue:
Natural gas and liquids	$220,478	$161,365	$641,978	$434,780
Transportation, processing and other fees– third parties	9,810	11,518	29,472	32,025
Transportation, processing and other fees– affiliates	141	384	472	16,881
Other income (loss), net – third parties	(4,311)	3,014	10,576	(13,117)

Total revenue and other income (loss), net	226,118	176,281	682,498	470,569

Costs and expenses:
Natural gas and liquids	178,920	131,503	521,495	368,658
Plant operating	12,552	11,663	36,492	33,065
Transportation and compression	300	134	721	6,256
General and administrative(3)	6,439	8,089	19,605	23,946
General and administrative – non-cash unit-based compensation(3)	764	238	2,791	497
Compensation reimbursement – affiliates	375	375	1,125	1,125
Depreciation and amortization	18,566	17,916	55,647	55,567
Interest	27,446	28,337	78,444	75,944

Total costs and expenses	245,362	198,255	716,320	565,058

Equity income in joint venture	1,787	1,430	4,137	2,140
Gain on asset sale	—	(994)	—	108,947

Income from continuing operations	(17,457)	(21,538)	(29,685)	16,598

Discontinued operations:
Gain on sale of discontinued operations	311,492	—	311,492	51,078
Earnings from discontinued operations	(5,565)	9,215	9,192	30,163

Income from discontinued operations	305,927	9,215	320,684	81,241

Net income	288,470	(12,323)	290,999	97,839
Income attributable to non-controlling interests	(1,076)	(954)	(3,338)	(2,075)
Preferred unit dividends	(240)	—	(240)	(900)

Net income (loss) attributable to common limited partners and the general partner	$287,154	$(13,277)	$287,421	$94,864

(1)	Based on the GAAP statements of operations included in Form 10-Q, with additional detail of certain items included.
(2)	Restated to reflect amounts reclassified to discontinued operations due to the Partnership’s sale of the Elk City gas gathering and processing systems.
(3)

Non-cash costs associated with unit-based compensation, which have been reflected in the general and administrative costs and expenses, the category associated with the direct personnel cash costs in Form 10-Q. Includes approximately $2.0 million associated with the conversion of equity-indexed cash bonus units into phantom units during the nine months ended September 30, 2010. This conversion resulted in a reduction of general and administrative costs and an increase to general and administrative – non cash unit based compensation during the nine months ended September 30, 2010.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Financial Summary (continued)

(unaudited; in thousands, except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009(1)	2010	2009(1)

Net income (loss) attributable to common limited partners per unit:
Basic:
Continuing operations	$(0.34)	$(0.45)	$(0.61)	$0.28
Discontinued operations	5.63	0.19	5.92	1.67

	$5.29	$(0.26)	$5.31	$1.95

Diluted:
Continuing operations	$(0.34)	$(0.45)	$(0.61)	$0.28
Discontinued operations Diluted	5.63	0.19	5.92	1.67

	$5.29	$(0.26)	$5.31	$1.95

Weighted average common limited partner units outstanding:
Basic	53,277	49,127	51,115	47,554

Diluted	53,277	49,127	53,115	47,591

Summary Cash Flow data
Cash provided by (used in) operating activities	$44,159	$9,189	$101,285	$51,482
Cash provided by (used in) investing activities	659,265	13,239	629,888	258,788
Cash provided by (used in) financing activities	(703,418)	(18,114)	(732,028)	(306,454)

Capital expenditure data:
Maintenance capital expenditures	$2,595	$762	$6,478	$1,732
Expansion capital expenditures	8,745	4,725	25,600	95,750
Cash contributions to Laurel Mountain JV	1,300	—	6,914	—

Total	$12,640	$5,487	$38,992	$97,482

(1)	Restated to reflect amounts reclassified to discontinued operations due to the Partnership’s sale of the Elk City gas gathering and processing systems.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(unaudited, in thousands)

	September 30, 2010	December 31, 2009(1)
ASSETS
Current assets:
Cash and cash equivalents	$166	$1,021
Other current assets	77,884	94,377
Current assets of discontinued operations	—	22,746

Total current assets	78,050	118,144
Property, plant and equipment, net	1,339,730	1,327,704
Intangible assets, net	132,154	149,481
Investment in joint venture	135,765	132,990
Long-term portion of derivative asset	—	361
Other assets, net	23,564	30,253
Long-term assets of discontinued operations	—	379,030

	$1,709,263	$2,137,963

LIABILITIES AND EQUITY

Current liabilities	$124,953	$148,729
Long-term portion of derivative liability	5,770	11,126
Long-term debt, less current portion	507,676	1,254,183
Other long-term liability	266	398
Commitments and contingencies
Total Partners’ capital	1,102,310	754,452
Non-controlling interest	(31,712)	(30,925)

Total Equity	1,070,598	723,527

	$1,709,263	$2,137,963

(1)	Restated to reflect amounts reclassified to discontinued operations due to the Partnership’s sale of the Elk City gas gathering and processing systems.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures

(unaudited; in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009(1)	2010	2009(1)
Reconciliation of net income (loss) to other non-GAAP measures(2):
Net income (loss)	$288,470	$(12,323)	$290,999	$97,839
Income attributable to non-controlling interests	(1,076)	(954)	(3,338)	(2,075)
Depreciation and amortization	18,566	17,916	55,647	55,567
Interest expense, net of ineffective interest rate swaps(3)	27,446	28,337	79,048	75,944
Depreciation, amortization and interest of discontinued operations	3,490	3,963	12,069	14,674

EBITDA	336,896	36,939	434,425	241,949
Adjust for cash flow from equity investment	39	63	4,139	(483)
Non-cash (gain) loss on derivatives	18,597	(6,740)	(21,066)	39,805
Early termination cash derivative expense(4)	—	—	33,737	5,000
Premium expense on derivative instruments	4,809	3,099	24,728	9,553
Gain on asset sale	(311,492)	(1,499)	(311,492)	(162,518)
Other non-cash (gains) losses(5)	(471)	(884)	2,477	(2,841)

Adjusted EBITDA	48,378	30,978	166,948	130,465
Interest expense, net of ineffective interest rate swaps(3)	(27,446)	(28,337)	(79,048)	(75,944)
Amortization of deferred financing costs	5,906	1,796	9,088	6,449
Preferred unit dividends	(240)	—	(240)	(900)
Maintenance capital expenditures	(2,595)	(762)	(6,478)	(1,732)
Premiums paid for derivative instruments	(2,003)	(6,222)	(7,772)	(25,238)
Interest expense and maintenance capital expenditures of discontinued operations	(498)	(681)	(943)	(2,188)

Distributable Cash Flow	$21,502	$(3,228)	$81,555	$30,912

(1)	Restated to reflect amounts reclassified to discontinued operations due to the Partnership’s sale of the Elk City gas gathering and processing systems and modifications to the Partnership’s credit facility Consolidated EBITDA definition and covenant calculations.
(2)	EBITDA, Adjusted EBITDA and Distributable Cash Flow are non-GAAP (generally accepted accounting principles) financial measures under the rules of the Securities and Exchange Commission. Management of the Partnership believes that EBITDA, Adjusted EBITDA and Distributable Cash Flow provide additional information for evaluating the Partnership’s ability to make distributions to its common unitholders and the general partner, among other things. These measures are widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. Adjusted EBITDA is also similar to the Consolidated EBITDA calculation that is utilized within the Partnership’s financial covenants under its credit facility, with the exception that Adjusted EBITDA includes (i) EBITDA from the discontinued operations related to the sale of the Partnership’s Elk City/Sweetwater system; (ii) proceeds received from the Partnership’s joint venture note receivable; and (iii) other non-cash items specifically excluded under the credit facility. EBITDA, Adjusted EBITDA and Distributable Cash Flow are not measures of financial performance under GAAP and, accordingly, should not be considered in isolation or as a substitute for net income, operating income, or cash flows from operating activities in accordance with GAAP.
(3)	Includes the cost of interest rate swaps that were previously recognized in interest expense prior to becoming ineffective in June 2009. They were subsequently recorded in other income (loss), net in the Partnership’s income statement.
(4)	During the quarter ended June 30, 2010, the Partnership made net payments of $20.4 million related to the early termination of derivative contracts. The Partnership’s credit facility definition of Consolidated EBITDA allows for the add-back of charges relating to the early termination of certain derivative contracts for debt covenant calculation purposes when the early termination of derivative contracts is funded through the issuance of equity.
(5)	Includes the non-cash impact of commodity price movements on pipeline linefill inventory and non-cash compensation.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Unaudited Operating Highlights(1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Pricing
Mid-Continent Weighted Average Prices:
NGL price per gallon – Conway hub	$0.85	$0.66	$0.93	$0.62
NGL price per gallon – Mt. Belvieu hub	$0.95	$0.81	$1.04	$0.71

Unhedged natural gas sales ($/Mcf):
Velma	$4.03	$2.90	$4.35	$2.99
Elk City/Sweetwater	$4.10	$2.95	$4.17	$3.02
Chaney Dell	$4.01	$2.92	$4.35	$3.01
Midkiff/Benedum	$3.99	$3.02	$4.30	$3.11
Weighted Average	$4.01	$2.95	$4.31	$3.03

Unhedged NGL sales ($/gallon):
Velma	$0.80	$0.65	$0.87	$0.60
Elk City/Sweetwater	$0.91	$0.70	$0.91	$0.63
Chaney Dell	$0.91	$0.70	$0.92	$0.62
Midkiff/Benedum	$0.94	$0.84	$1.00	$0.73
Weighted Average	$0.89	$0.72	$0.93	$0.64

Unhedged Condensate sales ($/barrel):
Velma	$74.92	$66.34	$76.19	$55.06
Elk City/Sweetwater	$71.28	$61.76	$72.96	$48.76
Chaney Dell	$68.73	$63.46	$71.33	$50.19
Midkiff/Benedum	$74.82	$66.58	$74.06	$55.29
Weighted Average	$72.75	$65.79	$73.42	$53.91

Volumes:(1)
Appalachia
Laurel Mountain system:
Average throughput volume – mcfd(2)	114,878	96,315	104,484	96,581
Tennessee system
Average throughput volume – mcfd	9,142	9,674	8,767	7,428
Mid-Continent
Velma:
Gathered gas volume – mcfd	90,377	81,562	81,107	75,919
Processed gas volume – mcfd	84,255	78,714	75,531	73,351
Residue gas volume – mcfd	68,713	62,219	61,559	57,959
NGL volume – bpd	10,231	8,922	8,749	8,158
Condensate volume – bpd	369	389	410	383
Chaney Dell:
Gathered gas volume – mcfd	225,395	268,723	223,511	282,756
Processed gas volume – mcfd	211,533	202,516	197,197	216,407
Residue gas volume – mcfd	187,024	218,420	177,245	238,167
NGL volume – bpd	11,561	13,376	11,785	13,574
Condensate volume – bpd	599	750	661	861
Midkiff/Benedum:
Gathered gas volume – mcfd	188,960	166,423	175,985	160,631
Processed gas volume – mcfd	170,988	152,314	161,474	149,516
Residue gas volume – mcfd	109,167	104,895	104,742	103,078
NGL volume – bpd	28,557	19,926	26,533	21,006
Condensate volume – bpd	1,867	1,942	1,353	1,426
Discontinued Operations
Elk City/Sweetwater(3):
Gathered gas volume – mcfd	265,744	211,287	254,298	228,630
Processed gas volume – mcfd	224,982	200,182	208,952	223,438
Residue gas volume – mcfd	198,072	181,011	194,228	203,034
NGL volume – bpd	12,899	10,792	11,396	11,361
Condensate volume – bpd	434	260	477	374

(1)	“Mcf” represents thousand cubic feet; “Mcfd” represents thousand cubic feet per day; “Bpd” represents barrels per day.
(2)	Includes 100% of the throughput volume of Laurel Mountain.
(3)	Includes Elk City/Sweetwater volumes through September 16, 2010, due to our sale of the Elk City gas gathering and processing systems.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Unaudited Current Commodity Hedge Positions through December 31, 2011

(as of November 8, 2010)

Note: The natural gas, natural gas liquid and condensate hedge positions shown below represent the hedge contracts in place through December 31, 2011. APL’s hedge position in its entirety, including any hedges for periods after December 31, 2011, will be disclosed in the Partnership’s Form 10-Q.

NATURAL GAS HEDGES

Swap Contracts

Production Period	Purchased /Sold		Commodity	MMBTU	Avg. Fixed Price
4Q 2010	Sold		Natural Gas Basis	1,140,000	$(0.70)
4Q 2010	Purchased		Natural Gas Basis	1,140,000	(0.71)
1Q 2011	Sold		Natural Gas Basis	480,000	(0.73)
1Q 2011	Purchased		Natural Gas Basis	480,000	(0.76)
2Q 2011	Sold		Natural Gas Basis	480,000	(0.73)
2Q 2011	Purchased		Natural Gas Basis	480,000	(0.76)
3Q 2011	Sold		Natural Gas Basis	480,000	(0.73)
3Q 2011	Purchased		Natural Gas Basis	480,000	(0.76)
4Q 2011	Sold		Natural Gas Basis	480,000	(0.73)
4Q 2011	Purchased		Natural Gas Basis	480,000	(0.76)

Option Contracts

Production Period	Purchased/Sold	Type	Commodity	MMBTU	Avg. Strike Price
4Q 2010	Purchased	Call	Natural Gas	2,100,000	$6.50

NATURAL GAS LIQUIDS AND CONDENSATE HEDGES

Swap Contracts - NGLS

Production Period	Purchased /Sold		Commodity	Gallons	Avg. Fixed Price
4Q 2010	Sold		Ethane	3,444,000	$0.55
4Q 2010	Sold		Propane	8,820,000	1.12
4Q 2010	Sold		Normal Butane	1,890,000	1.55
4Q 2010	Sold		Natural Gasoline	1,512,000	1.93
1Q 2011	Sold		Ethane	5,418,000	0.49
1Q 2011	Sold		Propane	3,906,000	1.19
2Q 2011	Sold		Ethane	5,040,000	0.50
2Q 2011	Sold		Propane	4,284,000	1.11

Swap Contracts - Crude

Production Period	Purchased /Sold		Commodity	Barrels	Avg. Fixed Price
1Q 2011	Sold		Crude	39,000	$92.61
2Q 2011	Sold		Crude	39,000	93.13

Option Contracts – Crude

Production Period	Purchased/Sold	Type	Commodity	Barrels	Avg. Strike Price
4Q 2010	Purchased	Put	Crude Oil	150,000	$74.40
4Q 2010	Sold	Call	Crude Oil	273,000	100.05
4Q 2010	Purchased	Call	Crude Oil	87,000	120.00
1Q 2011	Purchased	Put	Crude Oil	210,000	89.00
1Q 2011	Sold	Call	Crude Oil	169,500	94.68
1Q 2011	Purchased	Call	Crude Oil	63,000	120.00
2Q 2011	Purchased	Put	Crude Oil	210,000	89.00
2Q 2011	Sold	Call	Crude Oil	169,500	94.68
2Q 2011	Purchased	Call	Crude Oil	63,000	120.00
3Q 2011	Sold	Call	Crude Oil	169,500	94.68
3Q 2011	Purchased	Call	Crude Oil	63,000	120.00
4Q 2011	Sold	Call	Crude Oil	169,500	94.68
4Q 2011	Purchased	Call	Crude Oil	63,000	120.00